                                                                  EXHIBIT (d)(4)

                        [TANNER & CO., INC. LETTERHEAD]

                                                     March 14, 2000
PERSONAL AND CONFIDENTIAL



Mr. Kenneth R. Sidman
Vice President, Business & Technology Development
Saint-Gobain Performance Plastics Corporation
150 Day Road
Wayne, NJ 07470
Attention:  Mr. Patrick Sayer
            Lazard Frires & Co. LLC

Dear Mr. Sidman:

     In connection with our considering a possible transaction concerning a possible business combination between Saint-Gobain Performance Plastics Corporation (the "Recipient") and Chemfab Corporation (the "Company", with such
                  ---------                                 -------
transaction referred to herein as the "Possible Transaction"), the Recipient has
                                       --------------------
requested information about the Company. Before providing any such information the Company is requiring that the Recipient agree to treat it confidentially, as set forth herein.

     1.   As used in this letter, "Evaluation Material" means any information
                                   -------------------
about the Company furnished to the Recipient by or on behalf of the Company in connection with the Possible Transaction and also includes any notes, analyses, compilations, studies and other materials prepared by the Recipient or its Advisors (as defined below) containing or based in whole or in part on any such information. Evaluation Material does not include information which (i) is already in the possession of Recipient or Recipient's affiliates as evidenced by written records, if such information is not known by the Recipient to be subject to another confidentiality agreement with the Company or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by

Saint-Gobain Performance Plastics Corporation
March 14, 2000
Page 2

the Recipient or its Advisors, (iii) becomes available to the Recipient or Recipient's affiliates on a non-confidential basis from a source other than the Company or its agents or advisors, provided that such source has represented to the Recipient (which representation the Recipient has no reason to disbelieve) that it is entitled to disclose such information, or (iv) is independently developed by Recipient or Recipient's affiliates without use of the Evaluation Material, as evidenced by the written records of the Recipient or its affiliates.

     2. (a) The Recipient hereby agrees that the Evaluation Material will be used only in connection with the Recipient's consideration of the Possible Transaction, will be kept confidential by the Recipient and its officers, employees, directors and Advisors and will not be disclosed to any other person, except as permitted in this letter.

     (b) Such disclosure may be made (i) to the Recipient's and the Recipient's affiliates' respective directors, officers and employees who have a reasonable need to know the contents thereof in connection with the Possible Transaction,
(ii) to the Recipient's attorneys, accountants, financial advisors and other representatives and agents ( collectively, "Advisors") who are assisting the
                                            --------
Recipient in connection with the Possible Transaction, and (iii) to any other person to whom the Company agrees in advance in writing, provided in each case that such disclosure is conditioned on the person to whom the Recipient provides Evaluation Material being advised of the confidential nature of the Evaluation Material and being directed to treat such information confidentially. The Company shall have the right to hold the Recipient responsible for any breach of this letter agreement by the Recipient's affiliates and any person to whom the Recipient furnishes Evaluation Material, it being understood that the term "person" as used in this letter agreement shall be broadly interpreted to include any entity, group or individual.

     (c) The Recipient acknowledges that it is aware (and that its Advisors who are apprised of the matters which are the subject of this letter agreement have been or will be advised) that the United States securities laws prohibit any person or entity in possession of material non-public information relating to a company from purchasing or selling securities of such company or from communicating such information to another person under circumstances under which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Saint-Gobain Performance Plastics Corporation
March 14, 2000
Page 3

     3. Without the prior written consent of the Company, the Recipient and its Advisors will not disclose to any person the fact that the Evaluation Material has been made available to the Recipient or them, that discussions or negotiations are taking place concerning a Possible Transaction, or any of the terms, conditions or other facts with respect thereto (including the status thereof) or that the Company is considering a Possible Transaction, unless, in the written opinion of Recipient's counsel in a form reasonably acceptable to the Company, such disclosure is required by law and then only with as much prior written notice to the Company as is practical under the circumstances.

     4. The Recipient will provide the Company with prompt written (or, if not practicable to do so, oral) notice of any legal obligation on the Recipient's part to disclose any Evaluation Material so the Company may seek an appropriate protective order or otherwise take steps to minimize such disclosure. If the Recipient decides that it does not wish to proceed with a Possible Transaction, the Recipient will promptly inform the Company of that decision. In that case, or at any time upon the request of the Company for any reason or for no reason, the Recipient agrees promptly to deliver to the Company all Evaluation Material (and all copies thereof) furnished to the Recipient or its Advisors by or on behalf of the Company pursuant hereto. In the event of such a decision or request, all other Evaluation Material prepared by the Recipient or its Advisors shall be destroyed and no copy thereof shall be retained and an officer of the Recipient will deliver a written confirmation of such destruction. Notwithstanding the return or destruction of the Evaluation Material, the Recipient and its Advisors will continue to be bound by the Recipient's obligations of confidentiality and other obligations hereunder.

     5. The Recipient understands that neither the Company nor any of its representatives, agents or advisors has made or makes any representation or warranty as to the accuracy or completeness of the Evaluation Material and that they shall have no liability to the Recipient or any of the Recipient's agents or Advisors resulting from the use of the Evaluation Material except as may otherwise be provided in any executed and delivered definitive agreement between Recipient and the Company regarding the Possible Transaction. It is further understood and agreed that damages would not be a sufficient remedy for breach of this letter agreement by the Recipient, its agents or its Advisors and that the Company shall be entitled to seek specific performance and/or injunctive relief as non-exclusive remedies for any such breach.

Saint-Gobain Performance Plastics Corporation
March 14, 2000
Page 4

     6. Unless and until a definitive agreement regarding a Possible Transaction has been executed, neither the Company nor the Recipient will be under any legal obligation of any kind whatsoever with respect to a transaction by virtue of this letter agreement except for the rights and obligations specifically agreed to herein. The Company reserves the right, in its sole discretion, to reject any and all proposals made by the Recipient or any of its Advisors with regard to a Possible Transaction and to terminate discussions and negotiations with the Recipient at any time.

     7. Neither this letter agreement nor disclosure of the Confidential Information to you shall be deemed by implication or otherwise to vest in you rights in or to the Confidential Information other than the right to use such Confidential Information solely for purposes of evaluating the Possible Transaction.

     8. No failure or delay by the Company in exercising any right, power or privilege under this letter agreement shall operate as a waiver thereof and no variation shall be effective unless in writing and signed by an officer of the Company on its behalf.

     9. You agree not to discuss with or offer to any third party an equity position in any Possible Transaction or any other form of direct or indirect participation in any Possible Transaction or any joint acquisition by you and such third party without the Company's prior written consent.

     10. Unless otherwise agreed to by the Company, all (w) communications regarding the Possible Transaction, (x) requests for additional information, (y) requests for facility tours or management meetings, and (z) discussions or questions regarding procedures, will be submitted or directed to Tanner & Co., Inc. or other person(s) designated in writing by the Company.

     11. It is agreed that your obligation of non-disclosure, non-use and confidentiality as set forth herein shall terminate upon the earlier of (i) the consummation of the Possible Transaction or (ii) three (3) years after the date of this letter.

     12. Until the earliest of (a) the execution by the Company and the Recipient of definitive documents for a Possible Transaction; and (b) written notice by either the Company or the Recipient to the other party that it does not wish to pursue a Possible Transaction, the Recipient agrees not to initiate or

Saint-Gobain Performance Plastics Corporation
March 14, 2000
Page 5

maintain contact (except for those contacts made in the ordinary course of business) with any officer, director or employee of the Company or any subsidiary regarding its business, operations, prospects or finances, except with the express permission of the Company.

     13. The recipient agrees, whether or not a transaction is consummated, that for a period of two (2) years from the date of this letter agreement, (i) neither the Recipient nor any person nor any person controlled directly or indirectly by the Recipient shall directly or indirectly solicit or encourage any employee of the Company or its subsidiaries, with whom the Recipient has had contact in the course of its evaluation of a Possible Transaction, to leave the employ of the Company or its subsidiaries and (ii) neither the Recipient nor any person controlled directly or indirectly by the Recipient shall employ any person who is, as of the date of this letter a member of the Company's "Senior Leadership Team" (which the Company confirms consists of eleven people). The foregoing shall not prohibit the Recipient or its subsidiaries from (x) pursuing for employment any current employee of the business the Company is selling (other than the "Senior Leadership Team") who has made, or who makes, during the term of this non-solicitation provision, the initial contact with the Recipient regarding employment; or (y) making general employment solicitations (through newspapers, the Internet, search firms or any other means), provided such general solicitations are not specifically targeted at such employees of the Company.

     14. The Recipient agrees that, until the earlier of March 14, 2001 and the date, if any, when the Company announces it has entered into a definitive agreement for the acquisition of the Company by, or merger with, a third party, neither it nor any person directly or indirectly controlling, controlled by or under common control with the Recipient shall (a) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, any securities or property of the Company or any of its subsidiaries, or any rights or options to acquire (other than purchases of products in the ordinary course of business), vote, or dispose of any such securities or property, (b) except at the specific written request of the Company, propose to enter into, directly or indirectly, any merger or business combination involving the Company or any of its subsidiaries or divisions, (c) solicit any proxies, participate in groups, or otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company, (d) enter into any contract, arrangement or understanding with any person with respect to any securities of the Company or any subsidiary of the Company, including but not limited to any joint venture, loan or option agreement, put or call, guarantee of loans, guarantee of profits or

Saint-Gobain Performance Plastics Corporation
March 14, 2000
Page 6

division of losses or profits, (e) disclose any intention, plan or arrangement inconsistent with the forgoing or (f) advise, assist or encourage any other persons in connection with any of the foregoing. You also agree during such period that neither you nor any person directly or indirectly controlling, controlled by or under common control with you shall (y) request the Company (or its respective directors, officers, affiliates, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence), or (z) take any action which could reasonably be expected to require the Company to make a public announcement regarding the possibility of a business combination or merger involving the Company or any of its subsidiaries or divisions.

     This letter agreement amends and restates in its entirety a letter agreement, dated February 2, 2000 between you and Tanner & Co., Inc. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. This letter agreement may not be amended, waived, terminated or rescinded except pursuant to a written agreement duly executed by the parties hereto. Please indicate the Recipient's agreement to the foregoing by signing and returning one copy of this letter agreement, whereupon this letter agreement will constitute the entire agreement between you and the Company with respect to the subject matter hereof.

                                                  Very truly yours,
                                                  CHEMFAB CORPORATION

                                                  By:  Tanner & Co., Inc.
                                                       Solely as the Company's
                                                       Representative

                                                       By: /s/ Peter Scheman
                                                          ----------------------
                                                          Name: Peter Scheman
                                                          Title: Principal


Accepted and Agreed:

Saint-Gobain Performance Plastics Corporation

By: /s/ Kenneth R. Sidman
    ----------------------------
    Name: Kenneth R. Sidman
    Title: Vice President Business & Technology Development